Exhibit 99.2

GRUPO FERROATLÁNTICA AND GLOBE SPECIALTY METALS AGREE TO

$3.1 BILLION COMBINATION

Creates a Global Leader in Fast-Growing Silicon and Specialty Metals Industry

Creates Diversified Global Player Positioned for Growth with Broader Product Offering

Strong Balance Sheet, Lower Costs and Greater Geographic Reach

Better Able to Serve Customers in Rapidly Growing End Markets

Transaction Expected to Generate Substantial Synergies

Accretive to Globe Specialty Metals Shareholders on an

Earnings per Share Basis in the First Year

Globe Specialty Metals and Grupo FerroAtlántica Management to Host Conference Call Today at 8:30 a.m. Eastern Time

MADRID and MIAMI, February 23, 2015, Grupo FerroAtlántica, a world leading producer of silicon metal, silicon alloys and ferroalloys, and Globe Specialty Metals, Inc. (NASDAQ: GSM), one of the largest and lowest-cost, global silicon metal and silicon-based alloy producers, today announced they have entered into a definitive agreement under which the two companies will combine in an all-stock transaction to create a leading international silicon and specialty metals producer. FerroAtlántica is wholly owned by Grupo Villar Mir, one of Spain’s largest private companies.

Strategically positioned to benefit from fast-growing demand for solar, automotive, consumer products (silicones), construction and energy, the new company will be a world leading producer of silicon metal, silicon alloys and ferroalloys.

The new company will have a combined enterprise value of approximately $3.1 billion, pro-forma combined revenues of approximately $2.3 billion and earnings before interest, tax, depreciation and amortization (EBITDA) of approximately $325 million before synergies and will capitalize on an enhanced product offering and a diversified production base. It will have an expanded geographic reach, building on Globe’s footprint in North America and FerroAtlántica’s leading footprint in Europe, including access to FerroAtlántica’s cost-efficient sources of hydroelectric power.

The transaction, which has been unanimously approved by the Board of Directors of both companies, is expected to be accretive to Globe’s shareholders on an earnings per share basis in the first year following completion. The combination is expected to realize substantial synergies in three key areas: cost synergies of approximately $65 million annually; an additional $30 million of synergies from the refinancing of existing debt and other financial savings; and an approximately $100 million release in cash flow over three years through more efficient working capital management and the adoption of other efficiencies.

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“Globe’s combination with FerroAtlántica creates a premier global player in the fast-growing silicon metal industry and combines two best-in-class companies,” said Alan Kestenbaum, Globe’s Executive Chairman. “This deal gives Globe shareholders a company with greater international reach, a broader production base and opportunities for further cost reductions on an already low-cost platform. It will also provide exposure to new markets, positioning the new company to take advantage of both accelerated organic growth and growth through acquisition. The addition of FerroAtlántica’s energy assets deepens our vertical integration strategy, lowering unit costs through integration with this key production input cost. Finally, Globe will preserve its intense focus on financial discipline and keeping its balance sheet flexible to be an opportunistic consolidator, positioning the combined company for further growth opportunities.”

He continued, “I’m very proud of the work Globe has done to create and expand the silicon metal industry and revive manufacturing jobs in the United States, to which we remain deeply committed. We look forward to building on our track record of entrepreneurial success and to providing continued growth opportunities for our shareholders, customers, partners and employees from this much larger footprint to accelerate growth.”

Javier López Madrid, Vice-Chairman of FerroAtlántica and CEO of Grupo Villar Mir, said,

“This is a merger of two of the specialty metals industry’s most respected companies to create a truly diversified global player, combining both organizations’ deep expertise in driving innovation and maximizing growth opportunities. Grupo FerroAtlántica and Globe Specialty Metals have complementary operations that share a common strategic vision for growth as well as a similar philosophy on operational excellence. As a combined entity, the new company will be able to create significant value for shareholders through the substantial synergies identified. Both companies’ management teams are highly entrepreneurial and have excellent track records of successfully integrating and operating acquired businesses.”

Juan Miguel Villar Mir, Chairman of Grupo Villar Mir, said, “We are pleased as FerroAtlántica’s shareholder to have reached this agreement to partner with Globe. This combination is the next, natural step for both FerroAtlántica and Globe to continue delivering solid growth and value for shareholders. Grupo Villar Mir has a successful track record of supporting great businesses and we look forward to our role as a long-term, value-driven shareholder in the combined company.”

Strategically Compelling Combination

The operations of FerroAtlántica and Globe are highly complementary, creating a combined company with greater international reach to better serve its global customer base. Globe operates 11 production facilities and three mining sites in six countries, with almost 90 percent of its revenues coming from North America. FerroAtlántica operates 20 facilities (15 production plants and five mining sites) in five countries and hydroelectric power assets in Spain and France, with a majority of its revenues coming from Europe. The new company will employ approximately 4,700 people globally, providing enhanced career opportunities for both FerroAtlántica and Globe employees. The combination will also leverage both companies’ deep expertise to drive innovation and new product development, while also lowering production costs.

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Together, under the new company, FerroAtlántica and Globe will have a more diversified production base and business mix that reduces their portfolio concentration to better manage through industry cycles, as well as a more robust and flexible balance sheet, with low leverage to support the existing growth platform and future strategic ambitions.

The new company will also benefit from an improved, vertically integrated business model, with ownership of raw material sources close to production facilities. These include specialty coal, high-purity quartz, charcoal, woodchips, gravel and electrodes. This will allow for lower costs and faster deliveries, reducing working capital, optimizing logistics and creating significant value for the new company’s customers.

In addition, the new company will include the energy assets of FerroAtlántica, which is the largest independent hydroelectric power producer in Spain as well as a producer in France, with current installed capacity totaling approximately 210MW. This provides a natural hedge for the supply of a critical raw material. It will also generate strong, stable cash flow as well as present a platform to increase the combined company’s exposure to the growing energy market.

Significant Financial Benefits

The transaction offers significant potential for operational and financial synergies, contributing to long-term value creation for investors.

Operational synergies, which are expected to total $65 million per annum, include benefits from improved procurement of raw materials; economies of scale; reduced freight costs from improved logistics and centralized materials management; and adoption of best practices, including knowledge sharing to further drive cost savings initiatives. Of these operational synergies, $55 million are expected to be realized in the first year following completion. The companies plan to maintain all existing production facilities.

Additional net income synergies are expected to total $30 million per annum and include benefits from the refinancing of existing debt. Furthermore, the combined company expects to more efficiently manage working capital levels leading to an additional $100 million of cash flow released over three years.

On a combined basis, net debt as at December 31, 2014 was approximately $450 million (unaudited, subject to adjustment), which represented 1.4 times trailing EBITDA.

Structure and Governance

Upon completion of the transaction, the two companies will be combined under a newly-formed holding company organized in the United Kingdom and headquartered in London, one of the global centers for the metals and mining industry. London offers the new company and its management a central location with easy access to its international factories, customers, suppliers and financial markets.

The new company’s nine member board will be led by Mr. Kestenbaum as Executive Chairman and FerroAtlántica will designate the Executive Vice Chairman. Jeff Bradley, current CEO of Globe, and Pedro Larrea Paguaga, current Chairman and CEO of FerroAtlántica, will be co-Chief Executive Officers of the new company. The leadership team will operate from London.

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The new company will be listed and traded on NASDAQ. The transaction is expected to be tax-free for Globe and its shareholders.

At close, Grupo Villar Mir will hold a 57 percent ownership stake in the new company, and current Globe shareholders will hold a 43 percent stake. Globe intends to continue its current dividend policy through the closing date.

The transaction is subject to customary closing conditions, including Globe shareholder approval and regulatory approvals in the U.S. and other jurisdictions. The parties intend to close the transaction in the fourth quarter of 2015.

Goldman, Sachs & Co. and Nomura Securities International, Inc. are acting as financial advisers to Globe, and Latham & Watkins LLP is acting as legal adviser.

Société Générale is acting as financial adviser to FerroAtlántica. Cravath, Swaine & Moore LLP and Uria Menendez are acting as legal advisers.

Investor Conference Call and Webcast Details

On Monday, February 23, 2015 at 8:30 a.m. Eastern Time U.S., Globe, FerroAtlántica and Grupo Villar Mir will host a conference call and webcast for the investment community to discuss the transaction.

Webcast access: The joint call will be available online on a listen-only basis at: http://cache.merchantcantos.com/webcast/webcaster/4000/7464/7467/45663/Lobby/default.htm

Call-in Numbers:

+1 646 843 4608 - New York

+44 (0) 20 3003 2666 - Standard International Access

0808 109 0700 - UK Toll Free

1 866 966 5335 - USA Toll Free

An investor presentation will be available on the investor section of the Globe website after the call.

About Globe Specialty Metals

Globe Specialty Metals, Inc. is among the world's largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in Miami, Florida. For further information please visit our web site at www.glbsm.com.

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About Grupo FerroAtlántica

Grupo FerroAtlántica, S. A., is the parent company of a group of businesses in the following four areas: electrometallurgy, energy, mining and photovoltaic solar power. The Group currently operates fifteen production centres, working in the field of electrometallurgy: five in Spain, six in France, one in Venezuela, two in South Africa and one in China. Currently, the Group is a world-leader in the production of silicon metal, a leading producer of ferroalloys in the European Union, a leading independent Spanish producer of hydroelectric energy. Grupo FerroAtlántica, S. A. is wholly owned by Grupo Villar Mir. For more information, visit www.ferroatlantica.es.

About Grupo Villar Mir

Grupo Villar Mir, SAU, founded in 1987 by its chairman, Mr. Juan Miguel Villar Mir, is one of the largest privately-owned Spanish industrial groups. Grupo Villar Mir is a diversified and decentralized group, whose two main benchmarks of development are internationalization and R&D activities. The group includes companies in sectors including real estate, electrometallurgy, electric energy production and commercialisation, fertilizers, construction, concessions and services.

Contact Information

For media, please contact:

Steve Lipin/Cindy Leggett-Flynn

Brunswick Group

slipin@brunswickgroup.com

clf@brunswickgroup.com

212-333-3810

For investors, please contact:

Joe Ragan

Chief Financial Officer

Globe Specialty Metals

jragan@glbsm.com

786-509-6925

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Important Information

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction among Globe, Grupo Villar Mir, FerroAtlántica and VeloNewco, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Globe’s, Grupo Villar Mir’s, FerroAtlántica’s and VeloNewco’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict(s),” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: Globe, Grupo Villar Mir, FerroAtlántica and VeloNewco’s ability to consummate the transaction; the conditions to the completion of the transaction, including the receipt of stockholder approval; regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; Globe, Grupo Villar Mir, FerroAtlántica and VeloNewco’s ability to meet expectations regarding the timing, completion and other aspects of the transaction; the possibility that the parties may be unable to successfully integrate Globe’s and FerroAtlántica’s operations; such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees may be difficult; the intense competition and expected increased competition in the future; the ability to adapt services to changes in technology or the marketplace; the ability to maintain and grow relationships with customers and clients; the historic cyclicality of the metals industry and the attendant swings in market price and demand; increases in energy costs and the effect on costs of production; disruptions in the supply of power; availability of raw materials or transportation; cost of raw material inputs and the ability to pass along those costs to customers; costs associated with labor disputes and stoppages; the ability to generate sufficient cash to service indebtedness; integration and development of prior and future acquisitions; VeloNewco’s ability to effectively implement strategic initiatives and actions taken to increase sales growth; VeloNewco’s ability to compete successfully; availability and cost of maintaining adequate levels of insurance; the ability to protect trade secrets or maintain their trademarks and other intellectual property; equipment failures, delays in deliveries or catastrophic loss at any of Globe’s, FerroAtlántica’s or VeloNewco’s manufacturing facilities; changes in laws protecting U.S. and Canadian companies from unfair foreign competition or the measures currently in place or expected to be imposed under those laws; compliance with, potential liability under, and risks related to environmental, health and safety laws and regulations (and changes in such laws and regulations, including their enforcement or interpretation); risks from international operations, such as foreign exchange, tariff, tax, inflation, increased costs, political risks and their ability to expand in certain international markets; risks associated with the metals manufacturing and smelting activity; ability to manage price and operational risks including industrial accidents and natural disasters; ability to acquire or renew permits and approvals; potential loss due to immediate cancellations of service contracts; risks associated with potential unionization of employees or work stoppages that could adversely affect the parties’ operations; changes in general economic, business and political conditions, including changes in the financial markets; and exchange rate fluctuation. Additional information concerning these and other factors can be found in Globe’s filings with the Securities and Exchange Commission (“SEC”), including Globe’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof and Globe, FerroAtlántica or VeloNewco undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction among Globe, Grupo Villar Mir, FerroAtlántica and VeloNewco. In connection with the proposed transaction, Globe and VeloNewco intend to file relevant materials with the SEC, including VeloNewco’s registration statement on Form F-4 that will include a proxy statement of Globe that also constitutes a prospectus of VeloNewco. Investors and security holders are urged to read all relevant documents filed with the SEC, including the proxy statement/prospectus, because they will contain important information about the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website, http://www.sec.gov, or for free from Globe by contacting the Corporate Secretary, Globe Specialty Metals, 600 Brickell Avenue, Suite 1500, Miami, FL 33131, telephone: 786-509-6900 (for documents filed with the SEC by Globe) or from Grupo Villar Mir by contacting Investor Relations, Torre Espacio, Paseo de la Castellana, 259 D 49a, 28046 Madrid, Spain, +34 91 556 7347 (for documents filed with the SEC by FerroAtlantica or VeloNewco. Such documents are not currently available.

Participants in Solicitation

Globe, Grupo Villar Mir, FerroAtlántica and VeloNewco and their directors and executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the holders of Globe common stock with respect to the proposed transaction. Information about Globe’s directors and executive officers is set forth in the proxy statement for Globe’s 2014 Annual Meeting of Stockholders, which was filed with the SEC on October 27, 2014. To the extent holdings of Globe securities have changed since the amounts contained in the proxy statement for Globe’s 2014 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement/prospectus regarding the acquisition (once available). These documents (when available) may be obtained free of charge from the SEC’s website http://www.sec.gov, or from Globe and Grupo Villar Mir using the contact information above.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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